Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and among FIRST FED BANK (formerly known as First Federal Savings & Loan Association of Port Angeles) (“Employer”) and KELLY A. LISKE (“Employee”).

1.         Termination of Employment. Employer ended Employee’s employment effective June 30, 2022 (the “Separation Date”). Employee received her final paycheck for her salary through the Separation Date including payout of Employee’s accrued but unused vacation pay, if any. Employee will likewise receive her prorated portion of the incentive bonus for 2022 in accordance with the terms of the Executive Cash Incentive Plan and/or other applicable plan. Other than the additional sums outlined below, Employee acknowledges that Employer has paid to Employee all sums owing to her, including wages, accrued but unused vacation, reimbursable business expenses and benefits accrued or incurred through the Separation Date in accordance with and within the time frame required by applicable law.

2.           Severance Payment. In consideration of Employee’s execution of and compliance with this Agreement, Employer and Employee agree to the following:

(a)    Employer shall pay Employee severance equal to Two Hundred Seventy Eight Thousand Five Hundred Sixty Six Dollars and Seven Cents ($278,566.07) which amount is made up of the following: (i) Two Hundred Sixty Thousand Six Hundred Dollars ($260,600.00) representing her annual salary as of the Separation Date; (ii) Thirteen Thousand Thirty Dollars ($13,030.00) representing the pro rata amount of her cash incentive award under the Executive Cash Incentive Plan; and (iii) Four Thousand Nine Hundred Thirty Six Dollars and Seven Cents ($4,936.07) representing the pro rata amount of her production incentive under the Executive Cash Incentive Plan. This amount shall be subject to all applicable state and federal withholdings, and shall be paid within seven (7) business days from the Effective Date of this Agreement as outlined in Section 7 below.

(b)    Employer further agrees to provide Employee with a lump sum amount equal to 12 months of Employee’s COBRA premiums, for additional severance of Thirty-One Thousand Three Hundred Eight Seven Dollars ($31,387.00). This sum shall be paid in a lump sum with the severance described in Section 2(a) above.

The parties specifically agree that the consideration paid to Employee in accordance with this Agreement is good and sufficient consideration for this Agreement.

3.          Waiver of Noncompetition Clause. In consideration of the promises and covenants made by Employee in this Agreement, Employer agrees to waive the requirements of Section 8(a) (“Noncompetition”) of the Employment Agreement dated February 22, 2019 between Employer and Employee (the “Employment Agreement”). On July 13, 2022, the Board of Directors of Employer consented to this waiver as required in the Employment Agreement.

4.          Term of Noninterference Clause. To avoid any ambiguity created by the waiver described in Section 3 above, Employer and Employee agree that the term of Section 8(b) (“Noncompetition”) of the Employment Agreement shall be twelve (12) months from the Effective Date.

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5.        Compromise and Settlement. Employee, in consideration of the promises and covenants made by Employer in this Agreement, hereby compromises, settles and releases Employer from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, or other theories of recovery which Employee may have against Employer on account of or arising out of any matter, cause, or event, including, but not limited to, Employee’s cessation of employment with Employer, or any rights to indemnification or reimbursement from Employer, whether pursuant to Employer’s articles of incorporation, bylaws, contract, or otherwise. Such claims include those Employee may have or has, or which may later accrue to or be acquired by Employee, against Employer, First Northwest Bancorp, or their predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and Employer’s, First Northwest Bankcorp’s past, present, and future shareholders, managers, members, officers, directors, agents, and employees, and their heirs and assigns (collectively, the “Released Parties”). Such claims specifically include but are not limited to claims for wages, wrongful termination, constructive discharge, stock options or awards, fraud, mental or emotional distress, misrepresentation, attorney’s fees, or any claim for discrimination under federal or state law including, but not limited to, claims under the Civil Rights Acts of 1964 and 1991 as amended (“Title VII”), the Washington State Law Against Discrimination (“WLAD”), the Americans with Disabilities Act (“ADA”), the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Fair Labor Standards Act (“FLSA”), the Washington Minimum Wage Act (“WMWA”), the Employee Retirement Income Security Act (“ERISA”), the National Labor Relations Act (“NLRA”), and its Washington equivalent, the Occupational Safety and Health Act, as amended (“OSHA”) and its Washington counterpart (“WISHA”), as amended, state and federal medical and other protected leave acts, Executive Order 11246, as amended, any and all federal civil rights statutes or ordinances, including Sections 1983 and 1981.

This release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status under Washington law, but does not include workers’ compensation claims for injuries sustained during employment not yet known to Employee, rights to unemployment, or any other claims which by law cannot be waived in a private agreement between the parties. Employee acknowledges that she has no outstanding stock options; all stock options awarded to her by Employer during the term of her employment have either been exercised by Employee or are expired.

6.         Promise Not to Sue. Employee represents that she has not filed any claim that was released in this Agreement against any of the Released Parties with any court or government agency, and that in the future, Employee will not, unless allowed by applicable law, bring a lawsuit against any Released Parties based on a claim that was released in this Agreement. However, this section shall not limit Employee from filing a claim to enforce the terms of the Agreement, shall not apply to claims alleging discrimination if doing so would violate applicable law, and shall not apply to any other claim that cannot be waived by law. If any government agency brings any claim or conducts any investigation against Employer, nothing in this Agreement forbids Employee from cooperating in such proceedings, but by this Agreement, Employee waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

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7.         Review and Revocation Period; Effective Date. By signing below Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights that she may have under the ADEA. Employee further acknowledges that she has been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act (“OWBPA”), that (a) this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised to consult counsel before signing this Agreement; (c) Employee has seven (7) calendar days to consider this Agreement following her receipt of this agreement on July 11, 2022, so until 11:59 pm on July 18, 2022, or the offer of severance and other benefits contained herein is automatically revoked (although Employee may choose to voluntarily execute this Agreement at any time before that date and by doing so thereby waives such period of consideration); (d) Employee has seven (7) days following the execution of this Agreement to revoke the Agreement by written notice to Employer by email delivery to Derek Brown, Chief Human Resources and Marketing Officer to derek.brown@ourfirstfed.com; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Employee, provided that she does not revoke the Agreement by delivering notice of her intent to revoke acceptance by the same message specified in (d) above prior to the expiration of the revocation period (“Effective Date”). Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

8.         No Admission of Liability. Employee acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Employee by Employer or any of the Released Parties. Employer specifically asserts that all actions taken regarding Employee were proper and lawful and affirmatively denies any wrongdoing of any kind.

9.       Confidentiality of Agreement. Employee agrees to keep the fact that this Agreement exists and the terms and amount of this Agreement completely confidential, except that Employee may discuss this Agreement with her attorney, spouse, accountant, or other professional person who may assist Employee in evaluating, reviewing, or negotiating this Agreement or the tax implications of this Agreement. Any such parties will be deemed to be the agent of Employee for purposes of this Agreement, and if they disclose the terms or amount of this Agreement to any third party, their disclosure will be deemed a breach by Employee. If Employee is required by law to disclose the terms of this Agreement, Employee must immediately, and in no event more than five (5) business days from receipt of a request or order for such disclosure, and prior to any such disclosure, notify Employer so that it may seek appropriate relief from a court or tribunal of competent jurisdiction, at that party’s own expense, to prevent such disclosure. Employer agrees to keep the terms of this Agreement confidential except as to those employees, officers, agents, or directors of Employer who have a need to know the terms of this Agreement. Disclosure of the terms or amount of this Agreement by Employee contrary to this provision will constitute a material breach of this Agreement.

10.       Continuing Obligations.  By signing below, Employee acknowledges and affirms her continuing commitment to abide by the Restrictive Covenants and Confidentiality obligations reflected in Sections 8 and 9 of her Employment Agreement, as amended by Sections 3 and 4 of this Agreement.

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11.       Return of Property. Employee acknowledges all property belonging to Employer has been returned, including, but not limited to proprietary Employer documents, data, equipment including any laptops, tablets and cellular phones, and office keys and other access equipment. Employee affirms that, following any necessary return, she has deleted any and all copies or duplicates of any proprietary of otherwise confidential data belonging to Employer that was previously in her possession or control, including on her cell phone or other personal electronic devices. Employee acknowledges that she has no personal property that is in the possession of Employer.

12.       References. Employer agrees that if it receives any employment verification requests or reference check inquiries relating to Employee, it will provide the requesting party with Employee’s position held, dates of employment, and, if authorized in writing by Employee, salary.

13.     Non-Disparagement. Employee will not make to any other party any statement (whether oral, written, electronic, anonymous, on the Internet, or otherwise) that directly or indirectly impugns the quality or integrity of Employer’s business practices, products, or operations, or any other disparaging or derogatory remarks about Employer or any Released Party. Notwithstanding the foregoing, this section does not (a) prohibit Employee from testifying truthfully in any proceeding, if subject to court order or subpoena, or (b) otherwise limit the Employee’s rights under applicable state or federal law to cooperate with any government agency investigation, hearing or proceeding.

14.       Breach of Agreement. If Employee materially breaches any provision of this Agreement, Employer’s obligations to pay severance under Section 2 of this Agreement shall immediately cease, and Employee acknowledges that Employer may take any and all action necessary to recover any severance already paid to Employee. The parties agree that any sums received by Employee pursuant to Section 2 prior to her breach of this Agreement shall constitute sufficient consideration to support the releases given by Employee in Sections 5, 6 and 7. If, however, a court of competent jurisdiction orders this Agreement to be completely unenforceable, Employee shall repay to Employer the total payments received under this Agreement within seven (7) calendar days from the date of entry of the order.

15.      Representation by Attorney. Employee acknowledges that Employee has carefully read this Agreement; that Employee understands its final and binding effect; that Employee has been given the opportunity to be represented by independent legal counsel in negotiating and executing this Agreement and that Employee has either chosen to be represented by legal counsel or has voluntarily declined such representation; and that Employee understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

16.       No Reliance Upon Representations. Employee hereby represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by any of the Released Parties or their representatives or attorneys regarding the subject matter, basis or effect of this Agreement.

17.      Attorney’s Fees. Each party shall bear its own attorney’s fees in the negotiation of this Agreement. Should any action be instituted to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney’s fees.

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18.       Entire Agreement. This Agreement, and the Employment Agreement, contain the entire agreement between the parties, and neither this Agreement nor the Employment Agreement shall be modified except in writing signed by the party to be bound.

19.       Severability. If a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

20.        Governing Law. This Agreement shall be governed by the laws of the State of Washington.

21.       Counterparts and Electronic Signatures. This Agreement may be executed in counterparts and each shall be deemed an original, but all of which together shall constitute a single instrument. The parties agree further that the exchange of copies of this Agreement and of signature pages by facsimile or electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic means as described herein shall be deemed to be their original signatures for all purposes.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

EMPLOYEE: /s/ Kelly A. Liske Kelly A. Liske Date: July 13, 2022	EMPLOYER: First Fed Bank /s/ Matthew P. Deines By: Matthew Deines, President and CEO Date: July 13, 2022

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